UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported: June 16, 2006)
AMERUS GROUP CO.
(Exact Name of Registrant as Specified in its Charter)

IOWA	001-15166	42-1458424

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

699 WALNUT STREET DES MOINES, IOWA	50309-3948

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (515) 362-3600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On June 16, 2006, AmerUs Group Co. (the “Company”) entered into a $300 million Amended and Restated Credit Agreement among AmerUs Group Co., Various Lending Institutions, Bank of America, N.A., Citibank, N.A. and The Bank of New York as Co-Syndication Agents and JPMorgan Chase Bank, N.A. as Administrative Agent (“Credit Agreement”). The Credit Agreement amended and restated the Company’s Credit Agreement among AmerUs Group Co., Various Lending Institutions, The Bank of New York, Bank One, NA, Fleet National Bank and Mellon Bank, N.A. as Co-Syndication Agents and JPMorgan Chase Bank as Administrative Agent dated December 8, 2003. The Credit Agreement provides for up to $300 million of unsecured credit (“Commitment”). With the consent of the Administrative Agent, the Company may increase the Commitment by up to $100 million, provided that existing lenders party to the Credit Agreement or other lenders agree to lend such amount. The Company has the option under the Credit Agreement to incur loans either at (1) the higher of the rate which is 1/2 of 1% in excess of the federal funds rate and the Administrative Agent’s prime rate or (2) a eurocurrency based rate plus a margin. The Company will pay a commitment fee on the daily average unutilized portion of the Commitment, and for any date on which the Company’s advances exceed 50% of the Commitment, a utilization fee. The applicable margins and certain fees vary based on the Company’s long-term senior unsecured debt rating. Unless earlier terminated by the Company at its option or in the event of default, the Credit Agreement will terminate on June 16, 2011. Borrowings under the Credit Agreement may be used for the general corporate purposes of the Company and its subsidiaries.
     The Credit Agreement contains customary representations, warranties and covenants that are valid as between the parties and as of the date of entering into such agreements and they are not factual information to investors about the Company. Investors are advised to review the Company’s periodic filings with the Securities and Exchange Commission.
     This summary of the Credit Agreement is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated into this Item 1 by reference.
Item 9.01 (d). Financial Statements and Exhibits.
10.1 Amended and Restated Credit Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERUS GROUP CO.
By:	/s/ Brenda J. Cushing
Brenda J. Cushing
Senior Vice President & Controller

Dated: June 20, 2006

EXHIBITS

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement